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                                                                     Exhibit 10
DRAFT
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CONTACT: Brian A. Brumm                                 [FOR IMMEDIATE RELEASE]
         (513) 762-6685


                       ROTO-ROOTER'S SPECIAL COMMITTEE
               RECEIVES FAIRNESS OPINION ON CHEMED TENDER OFFER


        CINCINNATI, August 30, 1996 -- Roto-Rooter, Inc. (NASDAQ:ROTO) today announced that the Special Committee of its Board of Directors had received a written fairness opinion from the Committee's financial advisor with respect to the tender offer made by Chemed Corporation (NYSE:CHE) to purchase any and all of the outstanding shares of Common Stock of Roto-Rooter for a cash price of $41.00 per share. The Special Committee was formed by the Roto-Rooter Board of Directors to respond to Chemed's tender offer. The fairness opinion from J.J.B. Hilliard, W.L. Lyons, Inc. states that, subject to the conditions and limitations expressed in the opinion, the $41.00 offer price is fair to Roto-Rooter's stockholders (other than Chemed) from a financial point of view. The fairness opinion and a brief summary of Hilliard Lyons' analyses are set forth in an amendment to Roto-Rooter's Solicitation/Recommendation Statement on
Schedule 14D-9, which amendment was filed with the Securities and Exchange Commission today and is being mailed to Roto-Rooter's stockholders.